For Immediate Release
Phoenix, Arizona – July 18, 2007
Contact:
David Jackson, CFO
(602) 269-2000

Knight Transportation Posts Record Revenue and Net Income for the Second Quarter of 2007

Knight Transportation, Inc. (NYSE: KNX) announced today its financial results for the quarter and year-to-date ended June 30, 2007.

For the quarter, total revenue increased 8.7%, to $180.2 million from $165.8 million for the same quarter of 2006.  Revenue, before fuel surcharge, increased 9.0%, to $153.0 million from $140.4 million for the same quarter of 2006.  Net income increased to $18.2 million from $18.1 million for the same period of 2006.  Net income per diluted share for the quarter was $0.21, compared to $0.21 for the same period of 2006.

Year-to-date, total revenue increased 10.1%, to $346.7 million from $314.8 million for the same period of 2006.  Revenue, before fuel surcharge, increased 10.4%, to $297.8 million from $269.7 million for the same period of 2006.  Net income increased to $34.8 million from $34.0 million for the same period of 2006.  Net income per diluted share was $0.40 compared to $0.39 for the same period of 2006.

The company previously announced a cash dividend of $.03 per share to shareholders of record on June 8, 2007, which was paid on June 29, 2007.

Chairman and Chief Executive Officer, Kevin P. Knight, offered the following comments, “Our industry continued to experience a challenging freight environment during the second quarter, as industry capacity of truckload equipment outpaced freight demand, leading to pricing pressure and lower utilization.  Based on the sharp decline in new truck builds in 2007, following the 2006 pre-buy by many competitors, and a modestly growing economy, we expect the relationship between capacity and demand to reverse over the next several quarters.  While the timing and magnitude of improvements in the freight environment are difficult to predict, we believe that continuing to develop our service center network and grow our fleet will position us favorably when our markets strengthen again.

“Despite the more challenging environment, we continued to execute our business model of leading growth and profitability.  Our net income, as a percentage of revenue before fuel surcharge, for this quarter was 11.9%, and our operating ratio was 80.8%.  Our dry van business, which accounts for approximately 85% of revenues, posted an operating ratio, net of fuel surcharge, of 78.7% for the second quarter. We appreciate the contribution of our employees.  Our double-digit revenue growth and low operating ratio in this environment have not come without hard work.

"For the quarter, average revenue per loaded mile, before fuel surcharge, increased slightly.  Average revenue per total mile, before fuel surcharge, was slightly negative while empty miles increased by 90 basis points.

“The large pre-buy of tractors in 2006 by many of our competitors has increased the supply of used trucks for sale, while demand has decreased.  In addition, we had less equipment available for sale due to reduced equipment coming out of service.  As a result of these factors, our used equipment sales were down year-over-year which, consequently, had a negative effect on our earnings per share.

“During the quarter, our continued growth was accomplished by a combination of fleet growth, our asset purchase of Roads West Transportation in the fourth quarter of 2006, and the expansion of our brokerage operations.  Overall our average tractors increased by 435 to 3,794, an increase of 13.0% from the same quarter of 2006.  Our combined network is now 37 service centers strong, which includes 26 dry-van, 4 refrigerated and 7 brokerage centers located throughout the United States.  For the quarter, we invested $6.4 million in net capital expenditures.  Our balance sheet continues to remain debt free and our cash position has grown from $1.6 million at year end to $33.8 million at June 30, 2007, and our shareholders' equity was $460.4 million.

Looking forward, we intend to continue opening service centers, growing our fleet, and evaluating acquisition opportunities that make sense within our disciplined operating framework.  Growing at the pace of the past several years, however, while achieving our profitability standards will not be easy in the current environment, particularly if freight demand remains soft.  Our base expectation for the medium to longer term is to grow our fleet between 10% and 15% annually and continue to grow our brokerage business.  We will evaluate that base goal and may adjust it up or down periodically based on factors such as freight demand, driver availability, and acquisitions.  For the near term, we would expect fleet growth to be near the low end of the range.

The Company will hold a conference call on July 19, 4PM ET, to further discuss its results of operations for the quarter ended June 30, 2007.  The dial in number for this conference call is 1-866-253-5757.

Knight Transportation, Inc is a truckload carrier offering dry van, refrigerated, and brokerage services to customers through a network of service centers located throughout the United States.  As “Your Hometown National Carrier,” Knight strives to offer customers and drivers personal service and attention through each service center, while offering integrated freight transportation nationwide and beyond through the scale of one of North America’s largest trucking companies.  The principal types of freight we transport include consumer staples, retail, paper products, packaging/plastics, manufacturing, and import/export commodities.

INCOME STATEMENT DATA:	Three Months Ended June 30,		Six Months Ended June 30,
	(Unaudited, in thousands, except per share amounts)

	2007	2006	2007	2006
REVENUE:
Revenue, before fuel surcharge	$153,012	$140,372	$297,837	$269,711
Fuel surcharge	27,175	25,395	48,883	45,108
TOTAL REVENUE	180,187	165,767	346,720	314,819

OPERATING EXPENSES:
Salaries, wages and benefits	51,491	47,861	100,330	91,063
Fuel expense - gross	46,521	43,224	86,155	79,247
Operations and maintenance	10,060	8,286	19,332	17,714
Insurance and claims	6,121	6,108	14,127	11,862
Operating taxes and licenses	3,717	3,341	7,274	6,592
Communications	1,152	1,428	2,570	2,737
Depreciation and amortization	16,287	14,993	32,218	29,593
Lease expense - revenue equipment	106	108	212	217
Purchased transportation	13,305	9,832	24,038	17,738
Miscellaneous operating expenses	2,108	658	3,892	2,030
	150,868	135,839	290,148	258,793
Income From Operations	29,319	29,928	56,572	56,026

Interest income	340	293	522	577
Other income	480	-	668	-

Income Before Income Taxes	30,139	30,221	57,762	56,603
INCOME TAXES	11,962	12,100	22,966	22,650

NET INCOME	$18,177	$18,121	$34,796	$33,953
Net Income Per Share
- Basic	$0.21	$0.21	$0.40	$0.40
- Diluted	$0.21	$0.21	$0.40	$0.39
Weighted Average Shares Outstanding
- Basic	86,299	85,830	86,236	85,788
- Diluted	87,271	87,113	87,226	87,141

BALANCE SHEET DATA:
	6/30/2007	12/31/2006
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$33,783	$1,582
Accounts receivable, net	89,540	85,350
Notes receivable, net	249	341
Other current assets	9,079	16,613
Prepaid expenses	7,162	8,342
Income Tax Receivable	409	-
Deferred tax asset	9,599	8,759
Total Current Assets	149,821	120,987

Property and equipment, net	430,853	433,828
Notes receivable, long-term	238	348
Goodwill	10,245	10,256
Intangible assets, net	269	300
Other assets and restricted cash	4,935	4,500

Total Assets	$596,361	$570,219

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$4,105	$13,077
Accrued payroll	8,050	7,411
Accrued liabilities	12,070	15,184
Claims accrual	25,663	25,926
Total Current Liabilities	49,888	61,598

Deferred Income Taxes	86,092	82,526

Total Liabilities	135,980	144,124

Common stock	864	861
Additional paid-in capital	98,415	94,220
Retained earnings	361,102	331,014
Total Shareholders' Equity	460,381	426,095

Total Liabilities and Shareholders' Equity	$596,361	$570,219

	Three Months Ended June 30,			Six Months Ended June 30,

	2007	2006		2007	2006
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)

OPERATING STATISTICS			%			%
			Change			Change
Average Revenue Per Tractor*	$38,547	$40,892	-5.7%	$76,558	$79,713	-4.0%

Average Length of Haul	539	558	-3.4%	538	565	-4.8%

Empty Mile Factor	12.8%	11.9%	7.6%	13.0%	12.1%	7.2%

Operating Ratio**	80.8%	78.7%		81.0%	79.2%

Average Tractors - Total	3,794	3,359	13.0%	3,736	3,324	12.4%

Tractors - End of Quarter:
Company	3,590	3,195		3,590	3,195
Owner - Operator	246	222		246	222
	3,836	3,417		3,836	3,417

Trailers - End of Quarter	8,739	7,917		8,739	7,917

Net Capital Expenditures (in thousands)	$6,379	$30,248		$25,314	$57,416

Cash Flow From Operations (in thousands)	$20,644	$22,419		$58,681	$61,698

* Includes dry van and refrigerated revenue without fuel surcharge.

**  Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. Revenue from fuel surcharge is available on the accompanying statements of income.  We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact: Knight Transportation, Inc. David Jackson, 602-269-2000